Exhibit 4.1

Certificate of Amendment Canada Business Corporations Act Certificat de modification Loi canadienne sur les sociétés par actions Satellos Bioscience Inc. Corporate name / Dénomination sociale 1326151-4 Corporation number / Numéro de société I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment. JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l'article 178 de la Loi canadienne sur les sociétés par actions tel qu'il est indiqué dans les clauses modificatrices ci-jointes. Hantz Prosper Director / Directeur 2026-01-27 Date of amendment (YYYY-MM-DD) Date de modification (AAAA-MM-JJ)

Form 4 Formulaire 4 Articles of Amendment Clauses modificatrices Canada Business Corporations Act (CBCA) (s. 27 or 177) Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177) Corporate name Dénomination sociale Satellos Bioscience Inc. 2 Corporation number Numéro de la société 1326151-4 3 The articles are amended as follows Les statuts sont modifiés de la façon suivante The corporation amends the description of classes of shares as follows: La description des catégories d’actions est modifiée comme suit : See attached schedule / Voir l'annexe ci-jointe 4 Declaration: I certify that I am a director or an officer of the corporation. Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société. Original signed by / Original signé par Elizabeth Williams Elizabeth Williams 647-660-1780 Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA). Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA). You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049. Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049. IC 3069 (2008/04)

To consolidate all of the issued and outstanding Common shares in the capital of the corporation on the basis of one (1) post-consolidation Common share for every twelve (12) pre-consolidation Common shares, provided that no fractional shares will be issued in connection with the consolidation and, in the event that a shareholder would otherwise be entitled to receive a fractional share upon the consolidation, the number of Common shares to be received by such shareholder will be rounded down to the nearest whole number.

Certificate of Amalgamation Canada Business Corporations Act Certificat de fusion Loi canadienne sur les sociétés par actions Satellos Bioscience Inc. Corporate name / Dénomination sociale 1326151-4 Corporation number / Numéro de société I HEREBY CERTIFY that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation. JE CERTIFIE que la société susmentionnée est issue d'une fusion, en vertu de l'article 185 de la Loi canadienne sur les sociétés par actions, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints. Raymond Edwards Director / Directeur 2021-08-13 Date of Amalgamation (YYYY-MM-DD) Date de fusion (AAAA-MM-JJ)

3 - The classes and any maximum number of shares that the corporation is authorized to issue 4 - Restrictions, if any, on share transfers 5 - Minimum and maximum number of directors Minimum number 1 Maximum number 6 - Restrictions, if any, on the business the corporation may carry on 7 - Other provisions, if any (CBCA) FORM 9 ARTICLES OF AMALGAMATION (Section 185) 8 - The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows: 183 - Long form : approved by special resolution of shareholders 184(1) - Vertical short-form : approved by resolution of directors 184(2) - Horizontal short-form : approved by resolution of directors 9 - Declaration I hereby certify that I am a director or an authorized officer of the following corporation: Name of the amalgamating corporations Corporation number Signature Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA). ISED-ISDE 3190E (2020/01) Page 1 of 2

Certificate of Continuance Canada Business Corporations Act Certificat de prorogation Loi canadienne sur les sociétés par actions 13260917 CANADA INC. Corporate name / Dénomination sociale 1326091-7 Corporation number / Numéro de société I HEREBY CERTIFY that the above-named corporation, the articles of continuance of which are attached, is continued under section 187 of the Canada Business Corporations Act (CBCA). JE CERTIFIE que la société susmentionnée, dont les clauses de prorogation sont jointes, est prorogée en vertu de l'article 187 de la Loi canadienne sur les sociétés par actions (LCSA). Raymond Edwards Director / Directeur 2021-08-13 Date of Continuance (YYYY-MM-DD) Date de prorogation (AAAA-MM-JJ)

2 The province or territory in Canada where the registered office is situated La province ou le territoire au Canada où est situé le siège social 3 The classes and the maximum number of shares that the corporation is authorized to issue Catégories et le nombre maximal d’actions que la société est autorisée à émettre 4 Restrictions on share transfers Restrictions sur le transfert des actions 5 Minimum and maximum number of directors Nombre minimal et maximal d’administrateurs 6 Restrictions on the business the corporation may carry on Limites imposées à l’activité commerciale de la société 7 (1) If change of name effected, previous name S’il y a changement de dénomination sociale, indiquer la dénomination sociale antérieure 8 Other Provisions Autres dispositions Form 11 Formulaire 11 Articles of Continuance Clauses de prorogation Canada Business Corporations Act (CBCA) (s. 187) Loi canadienne sur les sociétés par actions (LCSA) (art. 187) 13260917 CANADA INC. ON an unlimited number of Common shares None Min. 1 Max. 10 None iCo Therapeutics Inc. (2) Details of incorporation Détails de la constitution Incorporated in British Columbia under incorporation number BC0842499 on January 1, 2009 See attached schedule / Voir l'annexe ci-jointe 9 Declaration: I certify that I am a director or an officer of the company continuing into the CBCA. Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société se prorogeant sous le régime de la LCSA. Original signed by / Original signé par Frank Gleeson Frank Gleeson Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA). Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA). You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049. Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049. IC 3247 (2008/04) 1 Corporate name Dénomination sociale

Schedule / Annexe Other Provisions / Autres dispositions The directors may, within the maximum number permitted by the articles, appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

AMENDED AND RESTATED

BY-LAW NO. 1

A by-law relating generally

to the transaction of the business
and affairs of

SATELLOS BIOSCIENCE INC.

(hereinafter referred to as the "Corporation")

DIRECTORS AND OFFICERS

1.	Calling of and Notice of Meetings - Meetings of the board shall be held at such place and time and on such day as the chairman of the board, president, chief executive officer or a vice-president, if any, or any two directors may determine. Notice of meetings of the board shall be given to each director not less than 48 hours before the time when the meeting is to be held. Each newly elected board may without notice hold its first meeting for the purposes of organization and the appointment of officers immediately following the meeting of shareholders at which such board was elected.

2.	Quorum - Subject to the residency requirements contained in the Canada Business Corporations Act, the quorum for the transaction of business at any meeting of the board shall consist of a majority of the number of directors or minimum number of directors required by the articles or such greater or lesser number of directors as the board may from time to time determine.

3.	Place of Meeting - Meetings of the board may be held at any place in or outside Canada.

4.	Votes to Govern - At all meetings of the board every question shall be decided by a majority of the votes cast on the question; and in case of an equality of votes the chairman of the meeting shall not be entitled to a second or casting vote.

5.	Audit Committee - When required by the Canada Business Corporation Act the board shall, and at any other time the board may, appoint annually from among its number an Audit Committee to be composed of not fewer than three (3) directors of whom a majority shall not be officers or employees of the Corporation or its affiliates. The Audit Committee shall have the powers and duties provided in the Canada Business Corporation Act and any other powers delegated by the board.

6.	Interest of Directors and Officers Generally in Contracts - No director or officer shall be disqualified by his office from contracting with the Corporation nor shall any contract or arrangement entered into by or on behalf of the Corporation with any director or officer or in which any director or officer is in any way interested be liable to be voided nor shall any director or officer so contracting or being so interested be liable to account to the Corporation for any profit realized by any such contract or arrangement by reason of such director or officer holding that office or of the fiduciary relationship thereby established; provided that the director or officer shall have complied with the provisions of the Canada Business Corporations Act.

7.	Appointment of Officers - Subject to the articles and any unanimous shareholder agreement, the board may from time to time appoint a president, chief executive officer, chief financial officer, one or more vice-presidents (to which title may be added words indicating seniority or function), a secretary, a treasurer and such other officers as the board may determine, including one or more assistants to any of the officers so appointed. The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Canada Business Corporations Act, delegate to such officers powers to manage the business and affairs of the Corporation. Subject to the provisions of this by-law, an officer may but need not be a director and one person may hold more than one office.

8.	Chairman of the Board - The board may from time to time also appoint a chairman of the board who shall be a director. If appointed, the board may assign to him any of the powers and duties that are by any provisions of this by-law assigned to the managing director or to the president; and he shall, subject to the provisions of the Canada Business Corporations Act, have such other powers and duties as the board may specify. During the absence or disability of the chairman of the board, his duties shall be performed and his powers exercised by the managing director, if any, or by the president.

9.	Managing Director - The board may from time to time appoint a managing director who shall be a resident Canadian and a director. If appointed, he shall have such powers and duties as the board may specify.

10.	President - If appointed, the president shall be the chief operating officer and, subject to the authority of the board, shall have general supervision of the business of the Corporation; and he shall have such other powers and duties as the board may specify. During the absence or disability of the president, or if no president has been appointed, the managing director shall also have the powers and duties of that office.

11.	Vice-President - A vice-president shall have such powers and duties as the board or the chief executive officer may specify.

12.	Secretary - The secretary shall attend and be the secretary of all meetings of the board, shareholders and committees of the board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; he shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; he shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, papers, records, documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and he shall have such other powers and duties as the board or the chief executive officer may specify.

13.	Treasurer - The treasurer shall keep proper accounting records in compliance with the Canada Business Corporations Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; he shall render to the board whenever required an account of all his transactions as treasurer and of the financial position of the Corporation; and he shall have such other powers and duties as the board or the chief executive officer may specify.

14.	Agents and Attorneys - The board shall have the power from time to time to appoint agents and attorneys for the Corporation in or outside Canada with such powers as the board sees fit.

SHAREHOLDERS' MEETINGS

15.	Quorum - Subject to the requirements of the Canada Business Corporations Act, a quorum for the transaction of business at any meeting of shareholders shall consist of at least two persons holding or representing by proxy not less than ten (10%) percent of the outstanding shares of the Corporation entitled to vote at the meeting.

16.	Votes to Govern - At any meeting of shareholders, every question shall, unless otherwise required by the Canada Business Corporations Act, be determined by the majority of votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled to a second or casting vote.

17.	Show of Hands - Subject to the provisions of the Canada Business Corporations Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

18.	Ballots - On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, any shareholder or proxyholder entitled to vote at the meeting may require or demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Canada Business Corporations Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

SHAREHOLDER MEETING BY ELECTRONIC MEANS

19.	Holding Meetings - If a meeting of shareholders of the Corporation is called by the directors or shareholders of the Corporation pursuant to the Canada Business Corporations Act, such directors or shareholders calling the meeting may determine that the meeting shall be held, in accordance with the regulations, if any, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. The Corporation is under no obligation to provide telephonic, electronic or other communication facility for any shareholder to participate in a meeting and the board may provide such telephonic, electronic or other communication facility in its sole and absolute discretion.

20.	Electronic Voting - If the Corporation chooses to make available a telephonic, electronic or other communication facility, in accordance with the Canada Business Corporations Act and the regulations, that permits shareholders to vote by means of such facility then, notwithstanding any other provision of this by-law, any vote may be held, in accordance with the Canada Business Corporations Act and the regulations, entirely by means of such facility.

21.	Shortened Period for Sending Notice of Meeting - If the Corporation is not a "distributing corporation" as defined in the Canada Business Corporations Act, a notice of meeting may be sent within a shorter period than is prescribed under the Canada Business Corporations Act and regulations if the directors so determine.

INDEMNIFICATION

22.	Indemnification of Directors and Officers - The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives to the extent permitted by the Canada Business Corporations Act.

23.	Indemnity of Others - Except as otherwise required by the Canada Business Corporations Act and subject to paragraph 22, the Corporation may from time to time indemnify and save harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another body corporate, partnership, joint venture, trust or other enterprise, against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction shall not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Corporation and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his conduct was lawful.

24.	Right of Indemnity Not Exclusive - The provisions for indemnification contained in the by-laws of the Corporation shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

25.	No Liability of Directors or Officers for Certain Matters - To the extent permitted by law, no director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or body corporate with whom or which any moneys, securities or other assets belonging to the Corporation shall be lodged or deposited or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. If any director or officer of the Corporation shall be employed by or shall perform services for the Corporation otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a body corporate which is employed by or performs services for the Corporation, the fact of his being a director or officer of the Corporation shall not disentitle such director or officer or such firm or body corporate, as the case may be, from receiving proper remuneration for such services.

DIVIDENDS

26.	Dividends - Subject to the provisions of the Canada Business Corporations Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

27.	Payment of Dividends - A dividend payable in cash shall be paid by wire transfer, electronic funds transfer or cheque drawn on the Corporation's bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The wire transfer, electronic funds transfer or mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

28.	Non-Receipt of Cheques - In the event of non receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

29.	Unclaimed Dividends - Any dividend unclaimed after a period of 6 years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

BANKING ARRANGEMENTS, CONTRACTS, DIVISIONS, ETC.

30.	Banking Arrangements - The banking business of the Corporation, or any part thereof, shall be transacted with such banks, trust companies or other financial institutions as the board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on the Corporation's behalf by such one or more officers and/or other persons as the board may designate, direct or authorize from time to time by resolution and to the extent therein provided.

31.	Execution of Instruments - Contracts, documents or instruments in writing requiring execution by the Corporation may be signed by any one director or officer and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The board is authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation to sign and deliver either contracts, documents or instruments in writing generally or to sign either manually or by facsimile signature and/or counterpart signature and deliver specific contracts, documents or instruments in writing. The term "contracts, documents or instruments in writing" as used in this by-law shall include deeds, mortgages, charges, conveyances, powers of attorney, transfers and assignments of property of all kinds (including specifically, but without limitation, transfers and assignments of shares, warrants, bonds, debentures or other securities), share certificates, warrants, bonds, debentures and other securities or security instruments of the Corporation and all paper writings.

32.	Voting Rights in Other Bodies Corporate - The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments shall be in favour of such persons as may be determined by the officers executing or arranging for the same. In addition, the board may from time to time direct the manner in which and the persons by whom any particular voting rights or class of voting rights may or shall be exercised.

33.	Creation and Consolidation of Divisions - The board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the board may consider appropriate in each case. The board may also cause the business and operations of any such division to be further divided into sub units and the business and operations of any such divisions or sub units to be consolidated upon such basis as the board may consider appropriate in each case.

34.	Name of Division - Any division or its sub units may be designated by such name as the board may from time to time determine and may transact business, enter into contracts, sign cheques and other documents of any kind and do all acts and things under such name. Any such contracts, cheque or document shall be binding upon the Corporation as if it had been entered into or signed in the name of the Corporation.

35.	Officers of Divisions - From time to time the board or a person designated by the board, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The board or a person designated by the board, may remove at its or his pleasure any officer so appointed, without prejudice to such officers rights under any employment contract. Officers of divisions or their sub units shall not, as such, be officers of the Corporation.

MISCELLANEOUS

36.	Invalidity of Any Provisions of This By-Law - The invalidity or unenforceability of any provision of this by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

37.	Omissions and Errors - The accidental omission to give any notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

INTERPRETATION

38.	Interpretation - In this by-law and all other by-laws of the Corporation words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders; words importing persons shall include an individual, partnership, association, body corporate, executor, administrator or legal representative and any number or aggregate of persons; "articles" include the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement and articles of revival; "board" shall mean the board of directors of the Corporation; "Canada Business Corporations Act" shall mean the Canada Business Corporations Act, as amended from time to time, or any Act that may hereafter be substituted therefor; "meeting of shareholders" shall mean and include an annual meeting of shareholders and a special meeting of shareholders of the Corporation; and "signing officers" means any person authorized to sign on behalf of the Corporation pursuant to paragraph 31.

AMENDMENT AND RESTATEMENT

39.	Amendment and Restatement – This Amended and Restated By-Law No. 1 of the Corporation hereby amends and restates the previous By-Law No. 1 of the Corporation, being By-Law No. 1 of 13260917 Canada Inc. (formerly, Ico Therapeutics Inc.) dated August 13, 2021.

CERTIFIED to be a true copy of Amended and Restated By-Law No. 1 of the Corporation, as enacted by the directors of the Corporation by resolution dated April 10, 2024.

Dated the 10th day of April, 2024.

/s/ Elizabeth Williams
Elizabeth Williams, Corporate Secretary